Exhibit 3.1

MicroStrategy Incorporated

Certificate of Amendment to Certificate of Designations

8.00% Series A Perpetual Strike Preferred Stock

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

MicroStrategy Incorporated (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The Company filed a Certificate of Designations (the “Certificate of Designations”) establishing the terms of the Company’s 8.00% Series A Perpetual Strike Preferred Stock on February 5, 2025.

SECOND: On July 6, 2025, the Board of Directors of the Company pursuant to Section 151 of the General Corporation Law of the State of Delaware adopted the following resolution setting forth an amendment to the Certificate of Designations:

RESOLVED that, pursuant to the Company’s second restated Certificate of Incorporation, as amended pursuant to that certain Certificate of Amendment dated January 22, 2025, as the same may be further amended, supplemented or restated, the Certificate of Designations is amended, pursuant to Section 9(b)(iii)(5) thereof, as follows:

1.	Section 1 of the Certificate of Designations is hereby amended as follows:

(a)	A new definition “Certificate of Amendment” is inserted immediately after the definition of “Capital Stock” as follows:

“Certificate of Amendment” means the Certificate of Amendment to Certificate of Designations, dated as of July 7, 2025.

(b)	A new definition “Stated Amount” is inserted immediately after the definition of “Spin-Off Valuation Period” as follows:

“Stated Amount” means one hundred dollars ($100) per share of Perpetual Strike Preferred Stock.

(c)	The following definitions are amended and restated in their entirety as follows:

“Conversion Price” means, as of any time, an amount equal to (i) the Stated Amount per share of Perpetual Strike Preferred Stock, divided by (ii) the Conversion Rate in effect at such time.

“Liquidation Preference” initially means one hundred dollars ($100) per share of Perpetual Strike Preferred Stock; provided, however, that, effective immediately after the Close of Business on each Business Day on or after July 7, 2025 (and, on or after July 7, 2025, if applicable, during the course of a Business Day on which any sale transaction to be settled by the issuance of Perpetual Strike Preferred Stock is executed, from the exact time of the first such sale transaction during such Business Day until the Close of Business of such Business Day), the Liquidation Preference per share of Perpetual Strike Preferred Stock will be adjusted to be the greatest of (a) the Stated Amount per share of Perpetual Strike Preferred Stock; (b) in the case of any Business Day on or after July 7, 2025 with respect to which the Company has, on such Business Day or any Business Day during the ten (10) Trading Day period preceding such Business Day, executed any sale transaction to be settled by the issuance of Perpetual Strike Preferred Stock, an amount equal to the Last Reported Sale Price per share of Perpetual Strike Preferred Stock on the Trading Day immediately before such Business Day; and (c) the arithmetic average of the Last Reported Sale Prices per share of Perpetual Strike Preferred Stock for each Trading Day of the ten (10) consecutive Trading Days immediately preceding such Business Day; provided that, for purposes of this definition, the execution of the Certificate of Amendment will be treated as an execution of a sale transaction settled by the issuance of Perpetual Strike Preferred Stock. Whenever this Certificate of Designations refers to the Liquidation Preference of the Perpetual Strike Preferred Stock as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Liquidation Preference immediately after the Close of Business on such date. For purposes of this definition, any reference to the Company’s execution of any sale transaction to be settled by the issuance of Perpetual Strike Preferred Stock includes any resale of any shares of Perpetual Strike Preferred Stock that the Company or any of its Subsidiaries have purchased or otherwise acquired.

2.	Section 3(f)(i)(2)(A) of the Certificate of Designations is hereby amended and restated in its entirety as follows:

(A) if the aggregate Stated Amount of the shares of Perpetual Strike Preferred Stock represented by such Physical Certificate is at least five million dollars ($5,000,000) (or such lower amount as the Company may choose in its sole and absolute discretion) and the Holder of such Perpetual Strike Preferred Stock entitled to such cash Regular Dividend or amount has delivered to the Paying Agent, no later than the time set forth in the next sentence, a written request to receive payment by wire transfer to an account of such Holder within the United States, by wire transfer of immediately available funds to such account; and

3.	Section 5(a)(i) of the Certificate of Designations is hereby amended and restated in its entirety as follows:

(i) Accumulation and Payment of Regular Dividends. The Perpetual Strike Preferred Stock will accumulate cumulative dividends (“Regular Dividends”) at a rate per annum equal to the Regular Dividend Rate on the Stated Amount thereof (and, to the extent described in the fourth sentence of this Section 5(a)(i), on unpaid Regular Dividends thereon), regardless of whether or not declared or funds are legally available for their payment. Subject to the other provisions of this Section 5, such Regular Dividends will be payable when, as and if declared by the Board of Directors, out of funds legally available for their payment to the extent paid in cash, quarterly in arrears on each Regular Dividend Payment Date, to the Holders as of the Close of Business on the immediately preceding Regular Record Date. Regular Dividends on the Perpetual Strike Preferred Stock will accumulate from, and including, the last date to which Regular Dividends have been paid (or, if no Regular Dividends have been paid, from, and including, the Initial Issue Date (in the case of the Perpetual Strike Preferred Stock issued on the Initial Issue Date) or as otherwise provided pursuant to Section 3(c) or in the certificate(s) representing the applicable Perpetual Strike Preferred Stock (in the case of any other Perpetual Strike Preferred Stock )) to, but excluding, the next Regular Dividend Payment Date. Declared Regular Dividends on the Perpetual Strike Preferred Stock will be payable in the manner set forth in Section 5(c). If any accumulated Regular Dividend (or any portion thereof) on the Perpetual Strike Preferred Stock is not paid on the applicable Regular Dividend Payment Date (or, if such Regular Dividend Payment Date is not a Business Day, the next Business Day), then additional Regular Dividends (“Compounded Dividends”) will accumulate on the amount of such unpaid Regular Dividend, compounded quarterly at the Regular Dividend Rate, from, and including, such Regular Dividend Payment Date to, but excluding, the date the same, including all Compounded Dividends thereon, is paid in full. Each reference in this Certificate of Designations to accumulated or unpaid Regular Dividends will include any Compounded Dividends that accumulate thereon pursuant to the previous sentence. For the avoidance of doubt, except as set forth in Section 5(b), nothing in this Certificate of Designations will require the Company or the Board of Directors to declare and pay Regular Dividends, regardless of whether funds are legally available for their payment, and Regular Dividends, if any, will be paid when, as and if declared by the Board of Directors, in its sole and absolute discretion, out of funds legally available for their payment to the extent paid in cash.

4.	Section 6(a)(i) of the Certificate of Designations is hereby amended and restated in its entirety as follows:

(i) the Liquidation Preference per share of Perpetual Strike Preferred Stock as of the Business Day immediately before the date of such payment; and

5.	Section 7(a) of the Certificate of Designations is hereby amended and restated in its entirety as follows:

(a) Optional Redemption. Subject to the terms of this Section 7, the Company has the right, at its election, to redeem (an “Optional Redemption”) all, and not less than all, of the Perpetual Strike Preferred Stock, for a cash purchase price equal to the Redemption Price, if the total aggregate Stated Amount of all Perpetual Strike Preferred Stock then outstanding is less than twenty five percent (25%) of the aggregate Stated Amount of the Perpetual Strike Preferred Stock issued on the Initial Issue Date.

6.	Section 7(c) of the Certificate of Designations is hereby amended and restated in its entirety as follows:

(c) Redemption Price.

(i) Optional Redemption. The Redemption Price per share of Perpetual Preferred Stock called for Optional Redemption will be an amount equal to (1) the Liquidation Preference of such share as of the Business Day immediately before the date the Company sends the related Redemption Notice, plus (2) accumulated and unpaid Regular Dividends on such share to, but excluding, the Redemption Date; provided, however, if the Redemption Date is after a Regular Record Date for a declared Regular Dividend on the Perpetual Strike Preferred Stock and on or before the next Regular Dividend Payment Date, then (A) the Holder of such share at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Optional Redemption, to receive, on or, at the Company’s election, before such Regular Dividend Payment Date, such declared Regular Dividend on such share; and (B) the amount referred to in clause (2) above will instead be the excess, if any, of (x) the accumulated and unpaid Regular Dividends on such share to, but excluding, such Redemption Date over (y) the amount of such declared Regular Dividend on such share.

(ii) Tax Redemption. The Redemption Price per share of Perpetual Preferred Stock called for Tax Redemption will be an amount equal to (1) the greater of (A) the Liquidation Preference of such share as of the Business Day immediately before the date the Company sends the related Redemption Notice and (B) the average of the Last Reported Sale Prices per share of Perpetual Strike Preferred Stock for the five (5) consecutive Trading Days ending on, and including, the Trading Day immediately before the related Redemption Notice Date, plus (2) accumulated and unpaid Regular Dividends on such share to, but excluding, the Redemption Date; provided, however, if the Redemption Date is after a Regular Record Date for a declared Regular Dividend on the Perpetual Strike Preferred Stock and on or before the next Regular Dividend Payment Date, then (A) the Holder of such share at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Tax Redemption, to receive, on or, at the Company’s election, before such Regular Dividend Payment Date, such declared Regular Dividend on such share; and (B) the amount referred to in clause (2) above will instead be the excess, if any, of (x) the accumulated and unpaid Regular Dividends on such share to, but excluding, such Redemption Date over (y) the amount of such declared Regular Dividend on such share.

7.	Section 8(d) of the Certificate of Designations is hereby amended and restated in its entirety as follows:

(d) Fundamental Change Repurchase Price. The Fundamental Change Repurchase Price for a share of Perpetual Strike Preferred Stock to be repurchased upon a Repurchase Upon Fundamental Change following a Fundamental Change is an amount in cash equal to (i) the Stated Amount of such share plus (ii) accumulated and unpaid Regular Dividends on such share to, but excluding, the Fundamental Change Repurchase Date for such Fundamental Change; provided, however, that if such Fundamental Change Repurchase Date is after a Regular Dividend Record Date for a declared Regular Dividend on the Perpetual Strike Preferred Stock and on or before the next Regular Dividend Payment Date, then (x) pursuant to Section 5(d), the Holder of such share at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Repurchase Upon Fundamental Change, to receive, on or, at the Company’s election, before such Regular Dividend Payment Date, such declared Regular Dividend on such share; and (y) the amount referred to in clause (ii) above will instead be the excess, if any, of (1) the accumulated and unpaid Regular Dividends on such share to, but excluding such Fundamental Change Repurchase Date over (2) the amount of such declared Regular Dividend on such share.

8.	Section 5 of the Form of Perpetual Strike Preferred Stock, attached as Exhibit A to the Certificate of Designations, is hereby amended and restated in its entirety as follows:

5. Liquidation Preference. The Liquidation Preference per share of Perpetual Strike Preferred Stock is initially one hundred dollars ($100) per share of Perpetual Strike Preferred Stock and is subject to adjustment, as set forth in the Certificate of Designations. The rights of Holders upon the Company’s liquidation, dissolution or winding up are set forth in Section 6 of the Certificate of Designations.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly executed as of this 7th day of July, 2025.

MICROSTRATEGY INCORPORATED

By:	/s/ Phong Le
	Name:	Phong Le
	Title:	President & Chief Executive Officer

[Signature Page to Certificate of Amendment]